Exhibit 99.2
Pinnacle Airlines, Inc. Releases April Traffic
Memphis Tenn. (May 9, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for April 2007.
During April, Pinnacle transported 843,951 customers, 12.7% more than the same period in 2006. Passenger Load Factor was 78.0%, a decrease of 0.8 points below April 2006 levels. For the month, Pinnacle flew 496.8 million Available Seat Miles (“ASMs”), a 9.9% increase when compared to the same period in 2006. Pinnacle flew 387.9 million Revenue Passenger Miles (“RPMs”), an increase of 8.9% over April 2006.
For the month, Pinnacle operated 35,897 block hours, a 5.7% increase from the same period in 2006. Cycles were up 6.0% to 22,189. The average length of a Pinnacle flight was 455 statute miles compared to 467 statute miles in April 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.

	April 2007 Traffic
	2007	2006	Change
Passengers	843,951	748,987	12.7%
Load Factor	78.0%	78.8%	(0.8) pts
ASMs (000)	496,828	452,135	9.9%
RPMs (000)	387,919	356,166	8.9%
Cycles	22,189	20,928	6.0%
Block Hours	35,897	33,977	5.7%

	Year-To-Date Traffic
	2007	2006	Change
Passengers	3,041,381	2,764,245	10.0%
Load Factor	72.3%	74.0%	(1.7) pts
ASMs (000)	1,929,876	1,793,803	7.6%
RPMs (000)	1,395,084	1,327,972	5.1%
Cycles	85,959	82,193	4.6%
Block Hours	142,910	136,574	4.6%
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 139 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 40 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our web-site at www.pncl.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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